EXHIBIT 99.1
Performant Healthcare, Inc. Announces Preliminary Financial Results for Second Quarter 2025
Plantation, Florida, August 1, 2025 — Performant Healthcare, Inc. (Nasdaq: PHLT) (the “Company” or “Performant”), a leading provider of technology-enabled payment integrity, eligibility, and related analytics services, today announced preliminary financial results for the second quarter of 2025.
Second Quarter 2025 Results
The Company currently expects to file it’s Form 10-Q for the quarter ended June 30, 2025 on August 7, 2025 and anticipates reporting second quarter revenues of approximately $37.8 million, net income of approximately $2.1 million, and adjusted EBITDA of approximately $6.2 million.
Transaction with Machinify
In a separate press release issued today, Performant announced its entry into a definitive agreement to be acquired by Machinify, a healthcare intelligence leader and portfolio company of New Mountain Capital. As a result, Performant will no longer hold its second quarter results conference call originally scheduled for Tuesday August 5, 2025. Performant is also withdrawing its previously issued full-year 2025 guidance.
Note Regarding Use of Non-GAAP Financial Measures
In this press release, the Company presents adjusted EBITDA. This measure is not in accordance with accounting principles generally accepted in the United States of America (US GAAP) and accordingly reconciliation of adjusted EBITDA determined in accordance with US GAAP is included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA provides useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. In particular, many of the adjustments to our US GAAP financial measures reflect the exclusion of items, specifically interest, tax, and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.
About Performant Healthcare, Inc.
Performant supports healthcare payers in identifying, preventing, and recovering waste and improper payments by leveraging advanced technology, analytics and proprietary data assets. Performant works with leading national and regional healthcare payers to provide eligibility-based, also known as coordination-of-benefits (COB) services, as well as claims-based services, which includes the audit and identification of improperly paid claims. Performant is a leading provider of these services in both government and commercial healthcare markets. Performant also provides advanced reporting capabilities, support services, customer care, and stakeholder training programs designed to mitigate future instances of improper payments.
To learn more about Performant, please visit www.performanthealthcare.com
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's outlook for revenues, net income (loss), and adjusted EBITDA in 2025 and beyond. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the Company’s ability to generate revenue following long implementation periods associated with new customer contracts; client relationships and the Company’s ability to maintain such client relationships; our commercial client growth strategy; many of the Company’s customer contracts being subject to periodic renewal, not being exclusive, and not providing for committed business volumes; anticipated trends and challenges in the Company’s business and competition in the markets in which it operates; the Company’s indebtedness and compliance, or failure to comply, with restrictive covenants in the Company’s credit agreement; opportunities and expectations for growth in the various markets in which the Company operates; the Company’s ability to hire and retain employees with specialized skills that are required for its healthcare business; downturns in domestic or global economic conditions and other macroeconomic factors; the Company’s ability to generate sufficient cash flows to fund our ongoing operations and other liquidity needs; the impact of public health emergencies, such as the COVID-19 pandemic, on the Company’s business and operations, opportunities and expectations for the markets in which the Company operates; the impacts of a failure of the Company’s operating systems or technology infrastructure or those of third-party vendors and subcontractors; the impacts of a cybersecurity breach or related incident to the Company or any of the Company’s third-party vendors and subcontractors; the adaptability of the Company’s technology platform to new markets and processes; the Company’s ability to invest in and utilize data and analytics capabilities to expand our capabilities; the Company’s growth strategy of expanding in existing markets and considering strategic alliances or acquisitions; the Company’s ability to maintain, protect and enhance its intellectual property; expectations regarding future expenses; expected future financial performance; and the Company’s ability to comply with and adapt to industry regulations and compliance demands.
More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2024 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

PERFORMANT HEALTHCARE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands)
(Unaudited)
Three Months
Ended
June 30, 2025
Adjusted EBITDA:
Net income	$ 2,078
Provision for income taxes	360
Interest expense, net	202
Stock-based compensation	2,066
Depreciation and amortization	1,467
Adjusted EBITDA	$ 6,173